Exhibit 99.1

1675 Broadway, Suite 2200 Denver, Colorado, 80202 · 303-794-8445 · Fax: 303-794-8451

Escalera Resources Announces Closing of $250 Million Credit Facility

For immediate release

Denver, Colorado and Houston, Texas, September 2, 2014 – Escalera Resources Co. (NASDAQ: ESCR) is pleased to announce that it has entered into a new $250 million credit facility with Société Générale, who is acting as both the Administrative Agent and initial Lender, and SG Americas Securities, LLC as Bookrunner and Sole Lead Arranger. The facility has a term of three years and replaces the Company’s previous revolving credit facility. The new credit facility has an initial borrowing base of $50 million, with borrowing costs comparable to Escalera’s previous revolving credit facility. Durham Capital Corporation acted as the Company’s financial advisor in connection with the new credit facility.

Management Comments

Adam Fenster, Chief Financial Officer of Escalera said; “We are pleased to have completed the refinancing of this new credit facility with Societe Generale, one of the industry’s leading banks. This refinancing paves the way for the repositioning of Escalera to execute on its strategy of acquiring additional producing natural gas properties and the related reserves. We are very excited to have Société Générale as our key financial partner and are looking forward to the opportunities ahead.”

About Escalera Resources Co.

Escalera Resources Co. is headquartered in Denver, CO, with executive offices in Houston, TX and a regional office is Casper, WY. Escalera explores, develops and transports natural gas in the U.S. and is seeking strategic acquisitions of abundant, low-cost, dry natural gas assets that are currently undervalued or underutilized; and identifying alternative ways to enhance the value of its dry natural gas reserves.

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This release may contain forward-looking statements regarding Escalera Resources Co.’s future and expected performance based on assumptions that the Company believes are reasonable. No assurances can be given that these statements will prove to be accurate. A number of risks and uncertainties could cause actual results to differ materially from these statements, including, without limitation, decreases in prices for natural gas and crude oil, unexpected decreases in gas and oil production, the timeliness, costs and results of development and exploration activities, unanticipated delays and costs resulting from regulatory compliance, and other risk factors described from time to time in the Company’s Forms 10-K and 10-Q and other reports filed with the Securities and Exchange Commission. Escalera undertakes no obligation to publicly update these forward-looking statements, whether as a result of new information, future events or otherwise.

Company Contact:

John Campbell, IR

(303) 794-8445

www.escaleraresources.com